Exhibit 10.1

PURCHASE AND SALE AGREEMENT

DATED AS OF FEBRUARY 5, 2019

BY AND BETWEEN

DINWIDDIE CATTLE COMPANY, LLC

AS SELLER,
AND

SHERBROOKE PARTNERS, LLC
AND
INTREPID POTASH – NEW MEXICO, LLC,

AS BUYERS

US-DOCS\103741725.26

TABLE OF CONTENTS
Page

DEFINITIONS	1
Section 1.1Certain Defined Terms    1
Section 1.2References, Gender, Number    1

PURCHASE AND SALE OF ASSETS	2
Section 2.1Purchase and Sale    2
Section 2.2Assets.    2
Section 2.3Excluded Assets    4
Section 2.4Effective Time; Proration of Costs and Revenues    4
Section 2.5Delivery and Maintenance of Records    5

PURCHASE PRICE	5
Section 3.1Purchase Price    5
Section 3.2Adjustments to Purchase Price    6
Section 3.3Deposit    6

TITLE POLICY	6
Section 4.1Title Policy    6
Section 4.2Commitment    7
Section 4.3[Intentionally Omitted]    7
Section 4.4Objections    7
Section 4.5[Intentionally Omitted]    8
Section 4.6Leases    8
Section 4.7Unpermitted Liquid Waste Systems    8

REPRESENTATIONS AND WARRANTIES OF SELLER	9
Section 5.1Existence and Qualification    9
Section 5.2Power    9
Section 5.3Authorization and Enforceability    9
Section 5.4No Conflicts    9
Section 5.5Broker’s Fees    9
Section 5.6Litigation    9
Section 5.7Taxes and Assessments    10
Section 5.8Compliance with Laws    10
Section 5.9Material Contracts    10
Section 5.10Governmental Authorizations    12
Section 5.11Preference Rights and Transfer Requirements    12
Section 5.12Outstanding Capital Commitments    12
Section 5.13Condemnation    12
Section 5.14Bankruptcy    12
Section 5.15No Tax Partnership    12
Section 5.16Insurance    13

i

Section 5.17Environmental    13
Section 5.18Title; Sufficiency of Assets    13
Section 5.19Condition of Assets    14
Section 5.20B&D Interest    14
Section 5.21Disclosures    15

REPRESENTATIONS AND WARRANTIES OF BUYERS	15
Section 6.1Existence and Qualification    15
Section 6.2Power    15
Section 6.3Authorization and Enforceability    16
Section 6.4No Conflicts    16
Section 6.5Broker’s Fees    16
Section 6.6Litigation    16
Section 6.7Bankruptcy    16
Section 6.8Financial Ability    16

COVENANTS	16
Section 7.1Access    16
Section 7.2Government Reviews    17
Section 7.3Assignments    17
Section 7.4Operation of Business    20
Section 7.5Transfer Requirements; Preference Rights    21
Section 7.6Tax Matters    22
Section 7.7Transfer of Title to Assets    22
Section 7.8Subdivision Laws, Regulations and Ordinances    22
Section 7.9Zoning Certification    22
Section 7.10Successor in Business    23
Section 7.11[Intentionally Omitted]    24
Section 7.12[Intentionally Omitted]    24
Section 7.13Further Assurances    24

CLOSING CONDITIONS	24
Section 8.1Seller’s Closing Conditions    24
Section 8.2Buyers’ Closing Conditions    25
Section 8.3Risk of Loss    26
Section 8.4Condemnation    26

CLOSING	27
Section 9.1Time and Place of Closing    27
Section 9.2Obligations of Seller at Closing    27
Section 9.3Obligations of Buyers at Closing    28
Section 9.4Closing Payment & Post-Closing Purchase Price Adjustments    28
Section 9.5Possession    30

TERMINATION	30
Section 10.1Termination    30

Section 10.2Effect of Termination    30

POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS	32
Section 11.1Receipts    32
Section 11.2Expenses    32
Section 11.3Indemnities    32
Section 11.4Survival    33
Section 11.5Disclaimers    33

ESCROW	34
Section 12.1Escrow    34
Section 12.2Demand    34
Section 12.3Damages    34
Section 12.4Notices    34

MISCELLANEOUS	35
Section 13.1Counterparts    35
Section 13.2Notices    35
Section 13.3Prorations and Rollback Taxes.    36
Section 13.4Governing Law    36
Section 13.5Captions    37
Section 13.6Entire Agreement    37
Section 13.7Successors and Assigns    37
Section 13.8Amendments and Waivers    37
Section 13.9Appendices, Schedules and Exhibits    38
Section 13.10Interpretation    38
Section 13.11Agreement for the Parties’ Benefit Only    38
Section 13.12Severability    38
Section 13.13Time of Essence    39
Section 13.14SWD Royalty Right of First Refusal    39
Section 13.15Section 1031 Exchange    39
Section 13.16Buyers’ Representatives    40

APPENDICES

Appendix A        Definitions

EXHIBITS

Exhibit A        Form of General Warranty Deed
Exhibit B        Form of Bill of Sale
Exhibit C        Form of Water Rights Deed
Exhibit D-1        Map of Dinwiddie Jal Ranch
Exhibit D-2        Map of Beckham Ranch

Exhibit D-3        Map of McCloy Ranch
Exhibit E        Purchase Price Allocation

SCHEDULES
Schedule 2.2(a) – Part 1    Fee Land
Schedule 2.2(a) – Part 2    Leases
Schedule 2.2(b)        Easements
Schedule 2.2(c)        Improvements
Schedule 2.2(d)        Applicable Contracts
Schedule 2.2(f)        Equipment
Schedule 2.2(g)        Pipelines
Schedule 2.2(k)        Wells
Schedule 2.2(o)        Assigned Licenses and Permits
Schedule 2.3(f)        Excluded Vehicles
Schedule 5.6            Litigation
Schedule 5.7            Taxes and Assessments
Schedule 5.8            Compliance with Laws
Schedule 5.9(a)        Material Contracts
Schedule 5.9(b)        Material Contracts Exceptions
Schedule 5.10            Governmental Authorization Matters
Schedule 5.11            Preference Rights and Transfer Requirements
Schedule 5.12            Outstanding Capital Commitments
Schedule 5.16            Insurance
Schedule 5.17            Environmental Matters
Schedule 5.18            Title Matters
Schedule 7.3(d)        File and Permit Numbers
Schedule 7.4            Operation of Business
Schedule 9.3(a)        Wire Transfer Amount

PURCHASE AND SALE AGREEMENT
This Agreement (the “Agreement”) is made this 5th day of February, 2019 (the “Execution Date”), by and between DINWIDDIE CATTLE COMPANY, LLC, a New Mexico limited liability company (hereinafter referred to as “Seller”), and SHERBROOKE PARTNERS, LLC, a Texas limited liability company (“Sherbrooke”), and INTREPID POTASH – NEW MEXICO, LLC, a New Mexico limited liability company (“Intrepid,” and together with Sherbrooke, each a “Buyer,” and collectively, as “Buyers”). (Seller and Buyers are sometimes referred to collectively herein as the “Parties” and individually as a “Party”). Elliott and Waldron Title and Abstract Co., Inc, a New Mexico corporation (the “Title Company”), joins this Agreement, to the extent indicated by its signature at the end of this Agreement under the heading “Joinder by Title Company Including as Escrow Agent.”
W I T N E S S E T H:
WHEREAS, Seller owns that certain parcel of land called the Dinwiddie Jal Ranch located in Lea County, New Mexico, and related water rights and associated property, improvements, accessions, facilities, equipment, property and contracts;
WHEREAS, Seller desires to sell, transfer, assign and convey to Buyers, and Buyers desire to purchase and acquire from Seller, the Assets (as defined herein), all according to the terms, conditions and other provisions of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual agreement of the Parties contained herein and subject to the terms, conditions and other provisions set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1
Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2
References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

Section 2.1
Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign and convey the Assets to Buyers free and clear of all Liens other than Permitted Exceptions, and Buyers agree to purchase, accept and pay for the Assets.

Section 2.2
Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all assets owned by Seller on, under, or appurtenant to, or used or held for use in connection with, the Dinwiddie Jal Ranch (but excluding the Excluded Assets), including, without limitation, the following:

(a)	the Fee Land as described in Schedule 2.2(a) – Part 1 and the Leases as described in Schedule 2.2(a) – Part 2 (collectively, the “Land”);

(b)	to the extent they may be assigned, all Easements, including those set forth on Schedule 2.2(b);

(c)	all Improvements, including those identified on Schedule 2.2(c);

(d)
all contracts, agreements, and instruments to which Seller or an Affiliate is a party (or is a successor or assign of a party) and that pertain to (i) the Dinwiddie Jal Ranch, any of the Assets or B&D, or (ii) any rights or options Seller may have to acquire or lease any adjacent or nearby lands, or any water rights or other assets, rights, or interests similar in type to the Assets being conveyed hereunder located on, under, or appurtenant to such adjacent or nearby lands, including those contracts, agreements, and instruments identified on Schedule 2.2(d) (hereinafter collectively referred to as the “Applicable Contracts”);

(e)
all revenues, royalties or payments arising out of or attributable to the Applicable Contracts, including those royalties payable to Seller under the Poseidon SWD Lease with respect to any period of time on or after the Effective Time;

(f)
the Facilities, and all equipment, machinery, fixtures and other tangible personal property and improvements located on or constituting a part of the Facilities or used or held for use in connection with the operation of the Facilities, including those listed on Schedule 2.2(f) (“Equipment”);

(g)
all flow lines, pipelines, gathering systems, meters and appurtenances thereto constituting a part of the Facilities or used or held for use in connection with the operation of the Facilities, including those identified on Schedule 2.2(g) (“Pipelines”);

(h)
all Land files, abstracts; title opinions; title policies; land surveys; maps; engineering data and reports; other books, records, data, files, measurement statements and accounting records, in each case to the extent related to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof; all computer or communications software used in connection with monitoring and running the Facilities, and copies of all corporate and financial records and statements, income, franchise, sales and other tax and legal records and statements of Seller that relate to the ownership or operation of the Assets; all reports, studies, surveys and investigations in Seller’s possession or control or in the possession or control pertaining to the environmental or physical condition of the Assets (less and except the Excluded Records, the “Records”).

(i)	the Asset Minerals;

(j)	the Water Rights;

(k)	the SWD Wells and Freshwater Storage Pits, including those described on Schedule 2.2(k);

(l)
all of Seller’s rights to, interest in or ownership of any (i) (A) issued or outstanding interest or right in capital stock, member interests, partners interest, profits interests, royalty interests, other equity interests or any other similar rights or interest, (B) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, and (C) any right (contingent or otherwise) to acquire any of the foregoing, in each case, of B&D Water, LLC, a New Mexico limited liability company (“B&D”), and (ii) rights, titles, interests and assets of, owned or leased by B&D, including owned real property, Easements, Water Rights, SWD Wells, Contracts, tangible personal property, Records and intangible property (the “B&D Interests”);

(m)	the right of reversion with respect to all Dinwiddie Diverted Water Rights and Dinwiddie Property (as such terms are defined in the Amended and Restated Operating Agreement of B&D).

(n)	the Wind and Solar Rights;

(o)	the Disposal Rights;

(p)
to the extent that they may be assigned, all licenses and permits from governmental authorities, and any amendments thereto, which are directly or indirectly related to or connected with the Land, Improvements, the Water Rights, the Asset Minerals, and any other Assets, or their development or use, whether now or at any time hereafter existing, including, without limitation, the liquid waste permits and all other licenses and permits that are identified on Schedule 2.2(o) (collectively, the “Assigned Licenses and Permits”); and

(q)	the Inventory.

Section 2.3
Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)
all corporate, financial, income and franchise tax and legal records of Seller or B&D that relate to Seller’s or B&D’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and the Excluded Records and copies of any other Records retained by Seller pursuant to Section 2.5;

(b)	all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(c)	all rights to any refund of Taxes of B&D attributable to periods prior to the Effective Time;

(d)
all trade credits, account receivables, note receivables, and other receivables attributable to the Assets including all revenues, royalties or payments arising out of or attributable to the Applicable Contracts, including those royalties payable to Seller under the Poseidon SWD Lease with respect to any period of time prior to the Effective Time even if paid to Seller after the Effective Time;

(e)
all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds to the extent attributable to the period prior to the Effective Time, and (ii) to or under any bond or bond proceeds;

(f)	all livestock and ranching operations related equipment and vehicles listed on Schedule 2.3(f);

(g)	the Farm and Ranch Accessories;

(h)	the Oil and Gas Rights; and

(i)	the Homestead and Residential Improvements thereon.

Section 2.4	Effective Time; Proration of Costs and Revenues.

(a)
Ownership and possession of the Assets shall be transferred from Seller to Buyers at the Closing, but certain financial benefits and burdens with respect to the Assets shall be transferred effective as of 12:00 A.M., Mountain Standard Time, on February 1, 2019 (the “Effective Time”), as described below.

(b)
Buyers shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to periods from and after the Effective Time. Seller shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to periods prior to the Effective Time. “Earned” and “attributable to,” as used in this Agreement, shall be interpreted in accordance with GAAP, but for purposes of this Section 2.4, determination of whether income, proceeds, receipts and credits with respect to any sales of any materials or water related to or obtained from the Assets are earned or attributable to the period before or after the Effective Time shall be based on when the materials or water is delivered. For clarification, the date a contract for the sale of any materials or water related to the Assets is not the date of a pre-Effective Time transaction for settlement purposes. “Property Costs” means all costs attributable to the ownership and operation of the Assets including, without limitation, costs of insurance and ad valorem, property, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets (but excluding any other income, franchise or similar Taxes), but for purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. Seller shall provide to Buyers, no later than 5 Business Days prior to the Scheduled Closing Date, all data necessary to support any estimated allocation for purposes of establishing the adjustment to the Purchase Price pursuant to Section 3.2 hereof that will be used to determine the Closing Payment. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time. In each case, Buyers shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 2.1
Delivery and Maintenance of Records. Seller, at Seller’s sole cost and expense, shall deliver the Records to Buyers at Closing. Seller may retain copies of any Records at Seller’s sole cost and expense.

ARTICLE 3
PURCHASE PRICE

Section 3.1
Purchase Price. The consideration for the Assets shall be (a) a cash purchase price (the “Purchase Price”) equal to $ SIXTY-FIVE MILLION DOLLARS ($65,000,000) adjusted as provided in Section 3.2, and (b) the reservation of the SWD Royalty.

Section 3.2	Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP:

(a)
reduced by the aggregate amount of all proceeds earned and received by Seller with respect to the Assets between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”);

(b)
increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets during the Adjustment Period and that are actually paid by Seller prior to the Closing Date, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(a);

(c)	increased or reduced as agreed upon in writing by Seller and Buyers; and

(d)	decreased by the amount of the Deposit.
Each adjustment made pursuant to Section 3.2(a) shall serve to satisfy, up to the amount of the adjustment, the entitlement of Buyers under Section 2.4 to the value of income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and, as such, Buyers shall not have any separate rights to receive any income, proceeds, receipts and/or credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 3.2(b) shall serve to satisfy, up to the amount of the adjustment, the obligation of Buyers under Section 2.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred during the Adjustment Period, and, as such, Buyers shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
The Parties agree that the Purchase Price shall be allocated to the Assets in accordance with Exhibit E attached hereto. The Parties acknowledge that such allocation represents the fair market value of the Assets and shall be binding upon the Parties for federal and state tax purposes. Each Party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Exhibit E for federal and state tax purposes (including the filing of IRS Forms 8594).

Section 3.3
Deposit. Concurrently with the execution of this Agreement, Buyers shall deposit THREE MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($3,250,000) (such amount, the “Deposit”) with the Title Company, as escrow agent pursuant to and in accordance with the terms of this Agreement. If Closing occurs, the Deposit and all interest earned thereon shall be applied towards the Adjusted Purchase Price.

ARTICLE 4
TITLE POLICY

Section 4.1	Title Policy.

(a)
Seller shall furnish to Buyers at Seller’s expense a New Mexico form ALTA Owners Title Insurance Policy in the form (NM 1; ALTA Form Rev. 2006) prescribed in the New Mexico Title Insurance Rules (defined below) at NMAC 13.14.18.13 (“Title Policy”) issued by the Title Company, in the amount of TWENTY MILLION DOLLARS ($20,000,000), dated at or after Closing, insuring Buyers against loss under the provisions of the Title Policy, subject to the promulgated exclusions (including existing building and zoning ordinances) and the following exceptions:

(i)	the standard printed exception for taxes for the year 2019 and thereafter, not yet due or payable;

(ii)	reservations or exceptions otherwise permitted by this Agreement or as may be approved by Buyers in writing;

(iii)	the standard printed exception as to waters, tidelands, beaches, streams, and related matters, reading: “Water rights, claims or title to water.”; and

(iv)	the exception or exclusion regarding minerals approved by the New Mexico Department of Insurance.

Section 4.2
Commitment. Within ten days after the Title Company receives a copy of this Agreement, Seller shall furnish to Buyers a title insurance commitment for the Land (the “Title Commitment”) in the form (NM 6; ALTA Form Rev. 2006) prescribed in the New Mexico Administrative Code (“NMAC”) at 13.14.18.13 of the New Mexico Title Insurance Rules (“Title Insurance Rules”), 13.14.1 et seq. NMAC, for the Title Policy (defined above) prepared by the Title Company , together with legible copies or electronic versions of restrictive covenants and documents evidencing exceptions in the Title Commitment (“Exception Documents”) other than the standard printed exceptions. Seller authorizes the Title Company to deliver the Title Commitment and Exception Documents to Buyers at the addresses shown in Section 13.2. If the Title Commitment and Exception Documents are not delivered to Buyers within the time specified above, there shall be a one-time extension for delivery of the Title Commitment and Exception Documents of 10 days; provided that, should the Title Company be unable to deliver the Title Commitment and Exception Documents at the end of the extension period Buyers may, at their sole discretion, elect to terminate this Agreement pursuant to Section 10.1(e).

Section 4.3	[Intentionally Omitted].

Section 4.4	Objections.
(a)    Buyers shall have until the Title Objection Date to give Seller a written notice (the “Title Objection Notice”) that sets forth in reasonable detail any objections that Buyers have to title or survey matters affecting the Land (the “Buyers’ Title Objections”). Seller shall have 10 days from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Buyers notice as to whether Seller elects to use reasonable efforts to cure the Buyers’ Title Objections by the end of the Study Period. If Seller fails to give Buyers written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected to cure the Buyers’ Title Objections. If Seller elects during the Seller’s Title Election Period, and timely notifies Buyers in writing, not to attempt to cure any one or more of the Buyers’ Title Objections, such Buyers’ Title Objections shall constitute Permitted Exceptions and Buyers shall have until 10 Business Days after receipt of Seller’s notice not to cure to determine whether to take title to the Assets subject to such matters or to terminate this Agreement. If Seller elects to cure any one or more of the Buyers’ Title Objections, Seller shall have until the end of the Study Period to complete such cure, failing which Buyers shall have the option of either accepting the title as it then is or terminating this Agreement. If Buyers elect to terminate this Agreement pursuant to this Section 4.4(a), (i) the Deposit shall be returned to Buyers, and (ii) Seller and Buyers shall have no further obligations or liabilities to each other hereunder.
(b)    Buyers shall be entitled to request that the Title Company provide such endorsements to Buyers’ title insurance policies as Buyers may reasonably require, provided that (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, and (ii) Buyers’ obligations under this Agreement shall be conditioned upon its ability to obtain such endorsements.

Section 4.5	[Intentionally Omitted].

Section 4.6
Leases. Prior to the execution of the Agreement, Seller has provided Buyers with copies of all written leases, including any leases related to or used for hunting, agricultural activities or the grazing of cattle, the BLM Leases, and the State of New Mexico Leases (“Leases”) as set forth on Schedule 2.2(a) – Part 2.

Section 4.7
Unpermitted Liquid Waste Systems. Upon executing this Agreement, the Seller shall at its expense (i) apply to the Environment Department pursuant to NMAC 20.7.3.401(J) for a certificate of registration (each a “Certificate of Registration”) for continued operation of any conventional Liquid Waste System installed prior to February 1, 2002 but not previously permitted by the Environment Department (each an “Unpermitted Pre-February 1, 2002 System”) and (ii) apply to the Environment Department pursuant to NMAC 20.7.3.401(K) for a permit (each a “401(K) Permit”) for any conventional Liquid Waste System installed on or after February 1, 2002 but not previously permitted by the Environment Department (each an “Unpermitted Post-February 1, 2002 System”). The Seller shall pay all fees and for all work necessary to use their best efforts to obtain a Certificate of Registration and any 401(K) Permit required by this Section 4.7 (each a “Required Certificate and Permit”). The Seller and Buyers shall cooperate in order to obtain the Required Certificate and Permit or agree to resolve the Unpermitted Liquid Waste Systems issue in another manner in order to avoid a delay in the Closing. The Seller shall cooperate with the Buyers, as needed, to enable the Buyers to obtain a transfer to their names of each Required Certificate and Permit.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyers as of the Execution Date and as of the Closing Date as follows:

Section 5.1	Existence and Qualification. Seller is duly formed, validly existing and in good standing under the Laws of the State of New Mexico.

Section 5.2
Power. Seller has the limited liability company power to execute and deliver, and to incur and perform all of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

Section 5.3
Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and all documents required hereunder to be executed and delivered by Seller at Closing will be, duly executed and delivered by Seller, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4
No Conflicts. The execution, delivery and performance of this Agreement, and the transactions contemplated herein will not (a) violate any provision of the certificate of formation, limited liability company agreement or other constituent documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or that affect the Assets, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or are customarily obtained subsequent to the sale or conveyance thereof.

Section 5.5
Broker’s Fees. Seller has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Buyers shall have any responsibility whatsoever.

Section 5.6
Litigation. Except as set forth in Schedule 5.6, (a) no proceeding, action, suit for which Seller or B&D has received service of process, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator is pending or, to Seller’s Knowledge, threatened, that (i) affects the Assets or (ii) would be reasonably likely to impair Seller’s or B&D’s ability to perform its obligations under this Agreement; and (b) no investigations are currently pending by any Governmental Body, and no suits have been filed, that directly relate to or affect the Assets. Except as set forth in Schedule 5.6, no notice in writing from any Governmental Body or other Person has been received by Seller or B&D claiming any violation of, noncompliance with or any liability under any Law with respect to the Assets (including any Environmental Law). There are no pending or, to Seller’s Knowledge, threatened condemnations or special assessments affecting the Land.

Section 5.7
Taxes and Assessments. With respect to all Taxes related to B&D or Seller’s acquisition, ownership or operation of the Assets, (a) all reports, returns, statements (including estimated reports, returns or statements) and other similar filings (the “Tax Returns”) required to be filed by or with respect to B&D or with respect to the Assets have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes with respect to B&D or Seller’s acquisition, ownership or operation of the Assets have been timely paid in full, except those being contested in good faith in connection with the matters set forth on Schedule 5.7, and in the case of B&D for which adequate reserves have been established in accordance with GAAP. With respect to all Taxes related to B&D or Seller’s acquisition, ownership or operation of the Assets, except as set forth on Schedule 5.7, (w) Seller has not received written notice of any claim from any applicable Governmental Body for the assessment of any Taxes with respect to B&D or the Assets; (x) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (y) there are no administrative proceedings or lawsuits pending against the Assets, B&D or Seller by any taxing authority; and (z) there are no Tax liens on any of the Assets except for liens for Taxes not yet due. B&D is and at all times since its formation has been treated as a partnership for U.S. federal income tax purposes. B&D has in effect, or is eligible to make for the tax year that includes the Closing, a valid election pursuant to Section 754 of the Code.

Section 5.8
Compliance with Laws. Except as disclosed on Schedule 5.8, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance or use of any thereof.

Section 5.9	Material Contracts.

(a)
Schedule 5.9(a) contains a true and complete listing of the following Applicable Contracts by which any of the Assets are bound as of the date of this Agreement (the contracts listed on Schedule 5.9(a) being “Material Contracts”):

(i)	any Applicable Contract related to, or granting any Person access to or use of any portion of the Assets, including each Surface Use Agreement;

(ii)	each Applicable Contract involving a remaining commitment requiring payment of capital expenditures in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000);

(iii)	any Applicable Contract between Seller and any of its Affiliates relating to the Assets;

(iv)	each Applicable Contract with respect to the creation, incurrence, assumption of, or guaranteeing or securing any indebtedness for borrowed money relating to the Assets;

(v)
any Applicable Contract that involves or provides for any off balance sheet financing, other than any Applicable Contract between Seller and any of its Affiliates that will be terminated prior to Closing relating to the Assets;

(vi)
any Applicable Contract (A) imposing confidentiality or noncompetition obligations, or (B) granting any Person a Preference Right with respect to any of the Assets, in each case, which will survive Closing;

(vii)	any Applicable Contract to which B&D is a party; and

(viii)
each Applicable Contract relating to the Assets not described in clauses (i) through (vii) above involving aggregate future payments or receipts in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000) or which can reasonably be expected to result in such amounts.

(b)
Except as disclosed on Schedule 5.9(b), with respect to Seller and/or any of its Affiliates party thereto (including B&D) (i) each Material Contract (A) is in full force and effect and is valid, binding and enforceable against such party and, to Seller’s Knowledge, the other party or parties to such Material Contract, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity and (B) to Seller’s Knowledge, will continue to be valid, binding and enforceable and in full force an effect on identical terms following the consummation of the transaction contemplated by this Agreement; (ii) such Person has paid its share of all costs payable by them under the Material Contracts, except those being contested in good faith in connection with the matters set forth on Schedule 5.9(b), and is not in breach or default of, and no event has occurred which with notice or lapse of time would constitute a default by such Person or permit termination, modification or acceleration under, any Material Contract, and (iii) to Seller’s Knowledge, no such other party to a Material Contract is in breach or default of or has repudiated any provision of, and no event has occurred which with notice or lapse of time would constitute a default by such other party or permit termination, modification or acceleration under, any Material Contract.

(c)	Prior to the Execution Date Seller has delivered or made available to Buyers true and complete copies of all Material Contracts

Section 5.10
Governmental Authorizations. Except as disclosed in Schedule 5.10, Seller or, to Seller’s Knowledge B&D, as applicable, has obtained and is maintaining in full force and effect all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated. Upon the fulfillment of the covenant contained in Section 7.7 of this Agreement, Seller shall be the sole owner of the Water Rights, free from all Liens, except Permitted Exceptions. The Water Rights are valid, effective and in good standing in their entirety under New Mexico Law, including the rules, regulations and practices of the State Engineer, no part of the Water Rights has been forfeited or abandoned or is subject to forfeiture or abandonment, and no facts exist that would support forfeiture or abandonment. Except as disclosed in Schedule 5.8 or Schedule 5.10, (a) Seller and, to Seller’s Knowledge, B&D have operated the Assets in accordance, and has otherwise complied, with the conditions and provisions of such Governmental Authorizations, and (b) no written notices of violation have been received by Seller or, to Seller’s Knowledge, B&D, and no proceedings are pending or, to Seller’s Knowledge, threatened in writing, with respect to any alleged failure to have any Governmental Authorization necessary or required to own or operate the Assets, that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would otherwise require any corrective or remedial action by Seller or B&D.

Section 5.11
Preference Rights and Transfer Requirements. None of the Assets, or any portion thereof, is subject to any Preference Right or any Transfer Requirement that may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 5.11.

Section 5.12
Outstanding Capital Commitments. To Seller’s Knowledge, as of the date hereof, there are no outstanding commitments to make capital expenditures that are binding on the Assets and that Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000) other than those shown on Schedule 5.12.

Section 5.13
Condemnation. There is no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.14	Bankruptcy. There are no bankruptcy, reorganization or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

Section 5.15
No Tax Partnership. The Assets (other than the B&D Interests) are not subject to any tax partnership agreement or provisions requiring a partnership income tax return with another party to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code that will be binding upon Buyers or the Assets after the Closing.

Section 5.16
Insurance. To Seller’s Knowledge, Schedule 5.16 contains a true and complete list of all policies of insurance that are maintained by Seller and B&D and that cover or relate to any of the Assets as of the date of this Agreement. All premiums due and payable under such policies have been paid. There is no claim pending under any of such policies which relates specifically to the Assets as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such policy. No such policyholder has received any written notice of cancellation of, indication of intention not to renew, any of such policies. All of such policies are in full force and effect and will remain in full force and effect with respect to the Assets upon consummation of the transactions contemplated by this Agreement.

Section 5.17
Environmental. Except as set forth in Schedule 5.17: (a) neither Seller, B&D, nor, to the Knowledge of Seller, an oil and gas operator conducting oil and gas exploration or production operations on or associated with any Asset, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Assets except in compliance with all applicable Environmental Laws; (b) Seller and B&D have conducted its operations on the Assets, and the Assets otherwise are, in compliance with all limitations, restrictions, standards and obligations established under Environmental Laws; (c) Seller and B&D have (i) obtained all permits, licenses, authorizations, registrations, consents and approvals granted by any Governmental Body or otherwise required under Environmental Laws that are necessary for such Persons’ operations on the Assets and (ii) operated and are operating in compliance with such permits, licenses, authorizations, registrations, consents and approvals; (d) there are no Environmental Liabilities pending or, to the Knowledge of Seller, threatened by or before any court or any other Governmental Body directed against Seller or B&D relating to Seller’s or B&D’s operations on the Assets that pertain or relate to (i) any Remediation under any applicable Environmental Law, (ii) non-compliances or alleged non-compliances of any Environmental Law, or personal injury or property damage claims relating to a release of Hazardous Materials; and (e) there are no Adverse Environmental Conditions.

Section 5.18	Title; Sufficiency of Assets.

(a)
Except as set forth on Schedule 5.18, (i) the Easements constitute all of the easements, licenses, permits, crossing agreements and similar right of way interests used or necessary for the ownership and operation of the Assets in substantially the same manner as the Assets were used, owned and operated by Seller and B&D as of the date of this Agreement and immediately prior to the Closing, and (ii) no event has occurred or fact exists that allows, or after notice or lapse of time would allow, revocation, modification, or termination of any Easements.

(b)	Seller has not granted or obligated the Land to be part of any conservation easement, wildlife reserve or any other similar type of restrictive covenant encumbering the Land.

(c)
the Assets constitute all of the properties, rights, titles, interests, entitlements, permissions and assets necessary for the current business of Seller attributable to the Land, consistent with past practices, except for the Excluded Assets.

Section 5.19	Condition of Assets.

(a)
The tangible personal property, Facilities and Equipment included in the Assets are in a condition that is sufficient for their current use by Seller and, to the Knowledge of Seller, B&D and, as applicable, such tangible personal property, Facilities and Equipment have been owned, operated, constructed and maintained consistent with applicable industry standards for similarly owned assets.

(b)
There has been no flooding on the Land which has materially affected or caused the loss of use of the Land. The Assets have been maintained and repaired by Seller or, to the Knowledge of Seller, B&D in all material respects in the same manner and are adequate in all material respects for the purposes for which they are currently being used.

(c)	The Land does not contain any “wetlands”, as defined by any Law, affecting the Land.

(d)	To Seller’s Knowledge there are no threatened or endangered species or their habitat on or affecting the Land.

Section 5.20	B&D Interest.

(a)
Seller owns the B&D Interests free and clear of any Liens (other than Permitted Exceptions), and there are no other contracts, agreements or commitments that could require Seller to sell, transfer or otherwise dispose of the B&D Interests, other than this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the B&D Interests.

(b)
The B&D Interests have been validly issued, are fully paid and issued in conformity with the formation and organizational documents of B&D and were not issued in violation of, and are not subject to, any preferential purchase right, preemptive right or similar right. There are no outstanding (i) securities of B&D convertible into or exchangeable for limited liability company interests or other equity interests or voting securities of B&D, (ii) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued limited liability company interests or other equity interests in B&D, (iii) obligations of B&D to issue, any limited liability company interests or other equity interests or voting securities of B&D or any securities convertible into or exchangeable for such s limited liability company interests or other equity interests or voting securities, other than pursuant to this Agreement, (iv) equity equivalents or other similar rights of or with respect to B&D, or (v) obligations of B&D to repurchase, redeem, or otherwise acquire any of the foregoing securities, limited liability company interests, options, equity equivalents, equity interests or rights.

(c)	B&D is duly formed, validly existing and in good standing under the Laws of the State of New Mexico.

(d)
B&D has the limited liability company power to execute and deliver, and to incur and perform all of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(e)
Notwithstanding this Section 5.20, the Parties hereby acknowledge that a notice of wind-down was delivered among the members of B&D on or about October 31, 2018 pursuant to Section 8.6 of the Amended and Restated Operating Agreement of B&D (the “B&D LLCA”). Accordingly, B&D is currently in the wind-down process as set forth in Section 8.6 of the B& D LLCA, and the Parties hereby acknowledge and agree that any actions undertaken with respect to such wind-down process, to the extent conducted in accordance with the B&D LLCA, shall not trigger any breach of the representations and warranties, covenants or other agreements contained in this Agreement.

Section 5.21
Disclosures. Neither the representations and warranties in this Agreement (or any documents or agreements delivered in connection with this Agreement), the information contained in any Schedule nor any information provided to Buyers by Seller, whether orally, in writing or in marketing materials prepared by any Person for or on behalf of Seller, in the course of Seller's negotiations with Buyers or any of their Affiliates, contain any misstatement of material fact or omit to state a material fact necessary to cause the statement made therein to be not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYERS
Each Buyer, singularly and on its own behalf, and not on behalf of the other Buyer, represents and warrants to Seller as of the Execution Date and as of the Closing Date, the following:

Section 6.1
Existence and Qualification. Such Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation. Such Buyer is duly qualified to do business as a foreign corporation or limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2
Power. Such Buyer has the corporate or limited liability company power to execute and deliver, and to incur and perform all of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

Section 6.3
Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such Buyer. This Agreement has been, and all documents required hereunder to be executed and delivered by such Buyer at Closing will be, duly executed and delivered by such Buyer, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). It is understood and agreed that such Buyer’s liability under this Agreement is several and not joint.

Section 6.4
No Conflicts. The execution, delivery and performance of this Agreement by such Buyer and the transactions contemplated herein will not (a) violate any provision of the certificate of incorporation, bylaws or other constituent documents of such Buyer, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which each Buyer is a party, (c) violate any judgment, order, ruling or regulation applicable to each Buyer as a party in interest, (d) violate any Law applicable to each Buyer or any of its assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b), (c), (d) or (e) above that would not have a material adverse effect on either Buyer or the transactions contemplated hereby.

Section 6.5
Broker’s Fees. No Buyer has incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

Section 6.6
Litigation. There are no actions, suits or proceedings pending or, to the actual knowledge of the officers such Buyer, threatened in writing before any Governmental Body against such Buyer or any Affiliates of such Buyer that are reasonably likely to impair materially the ability of such Buyer to perform its obligations under this Agreement.

Section 6.7	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the actual knowledge of such Buyer, threatened against such Buyer.

Section 6.8
Financial Ability. As of the Closing Date Buyers will have sufficient funding to consummate and close this Agreement and satisfy all other costs and expenses arising in connection herewith and therewith.

ARTICLE 7
COVENANTS

Section 7.1	Access.

(a)
Generally. Between the date of execution of this Agreement and the Closing Date, Seller will give Buyers and their representatives access to the Land, the Assets and access to the Records in Seller’s or any of its Affiliate’s (including B&D) possession for the purpose of conducting an investigation of the Assets, but only to the extent that Seller or its Affiliates may do so without violating any obligations to any third party and to the extent that Seller and its Affiliates has authority to grant such access without breaching any restriction binding on Seller and its Affiliates. Seller shall use its commercially reasonable efforts to obtain access rights from any third party in each case that any such restriction binding on Seller and its Affiliates exists. Such access by Buyers shall be limited to Seller’s normal business hours and any weekends and after hours requested by Buyers that can be reasonably accommodated by Seller, and the investigation by Buyers shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Buyers and their respective representatives under this Section 7.1, except as otherwise agreed to by Seller, shall be maintained confidential.

(b)
Study Period. Buyers shall have the Study Period to physically inspect the Assets, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Land for the presence of Hazardous Materials, and to otherwise conduct such due diligence review of the Assets and all records and other materials related thereto as Buyers, in their absolute and sole discretion, deems appropriate. If Buyers shall, for any reason in Buyers’ absolute and sole discretion, determine that it does not wish to purchase the Assets, Buyers shall be entitled to terminate this Agreement by directing the Buyer’s Representative to provide written notice thereof to Seller prior to the expiration of the Study Period, and thereupon this Agreement shall terminate, effective immediately, subject to the terms hereof. If Buyers fails to give Seller such notice of termination prior to the expiration of the Study Period, Buyers shall be deemed to have not terminated this Agreement.

Section 7.2
Government Reviews. Seller and Buyers shall in a timely manner (a) make all required filings, if any, with, and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3	Assignments.

(a)
Governmental Assignments. Seller will prepare, and Seller and Buyers will execute on the Closing Date, all assignments necessary to convey to Buyers all governmental contracts in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Buyers and Seller (“Governmental Assignments”). Buyers shall promptly, but in any event within 30 days after Closing, file for any requisite approval with the applicable Governmental Body all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Buyers further agree promptly after Closing to take all other actions reasonably required of Buyer by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction and to use Buyers’ reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Buyers to be recognized by the federal or state agencies as the owner of the Assets. Seller shall, as reasonably requested by Buyers, cooperate and assist Buyers in complying with its obligations under this Section 7.3(a).

(b)
Bonds, etc. Buyers shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to the assumption by Buyers of operatorship of the Assets, and Seller shall, as reasonably requested by Buyers, cooperate and assist Buyers with such filings. Seller shall execute and deliver to Buyers, and Buyers shall promptly file, the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Buyers.

(c)
Asset Mineral Conveyance. Seller shall convey to Buyers all right, title and interest in and to all metallic and non-metallic minerals and mineral substances in, on or under the Land that are commonly mined or quarried by surface mining methods and/or used for industrial, building or construction purposes, including clay, limestone, building stone, all other stone, aggregate, soil, near-surface coal, near surface lignite, sand, gravel, caliche, and near-surface shale, together with all of Seller’s rights of ingress and egress thereto and therefrom (the “Asset Minerals”). Said grant from Seller is given in its capacity as a surface owner of the Land and mineral owner of the interests in, on or under the Fee Land and as stated in this Agreement Seller is excepting and reserving to Seller the Oil and Gas Rights.

(d)
Water Rights Conveyance. Seller shall convey to Buyers all right, title and interest in and to any and all (i) wells, water, water rights, rights to appropriate, use and or sell water, and other rights, under New Mexico State Engineer (“State Engineer”) file and permit numbers as shown on Schedule 7.3(d); water rights, rights to appropriate, use and/or sell water, flood rights, and other rights relating to water, whether perfected or unperfected, decreed or undecreed, adjudicated or unadjudicated, licensed or unlicensed, permitted or unpermitted, declared or undeclared, Mendenhall, surface or underground, appropriated or unappropriated, appropriative or non-appropriative, or other, appurtenant to, associated with, held, used or useful in connection with, or with points of diversion and/or places of use on, the Land; (iii) water storage rights, water sales and water supply contracts, water taps, water withdrawal rights, water diversion rights and other rights in and to, or relating to, the use or sale of water produced on or from the Land; (iv) rights, claims and entitlements associated with the historical beneficial use of water on or produced from the Land; (v) pending and approved applications to the State Engineer for permits, and permits issued by the State Engineer, for any purpose, including the appropriation of water from points of diversion on the Land or the use of water on the Land, to drill wells on the Land for any purpose, including exploration for water and monitoring water levels and/or water quality, (vi) canals and canal rights, ditches and ditch rights, springs and spring rights, and reservoirs and reservoir rights, located or having a place of use on, relating to water or water rights associated with, or with points of diversion and/or places of use on, the Land; (vii) shares of stock and other interests in any irrigation, ditch or reservoir company that delivers, has delivered or may in the future deliver, water to the Land; (viii) rights, titles and interests in, to and under water wells (including wells to produce water for domestic, livestock, commercial, industrial, exploration, monitoring and/or irrigation purposes) located on or associated with water or water rights held, used or useful in connection with or with places of use on, the Land; (ix) points of diversion, water well bores, water exploration drill holes, pumps, pumping stations, motors, casing, tubing, pipes, pipelines, irrigation equipment and facilities, livestock, game and other animal watering equipment and facilities, electric generation and transmission equipment and facilities, tanks, dams, weirs, other diversion works, ditches, gates, chutes, turnouts, and other equipment, facilities and property, utilities, and structures and devices associated with or used or useful in connection with the exploration for or the production, conveyance, measurement, storage or use of water; (x) easements, rights-of-way, licenses, permits, servitudes, agreements, covenants, leases, and contract rights used or held in connection with the ownership or operation of the foregoing; and (xi) rents, income, profits, proceeds and products of and from any of the foregoing. The property described in this Section 7.3(d) is collectively called the “Water Rights.” The permits described in this Section 7.3(d) are collectively called the “Water Permits.”

(e)
SWD Wells and Freshwater Storage Pit Conveyance/Purchase. Seller agrees to convey to Buyers all SWD Wells and Freshwater Storage Pits presently existing on the Land, including the operating permits listed on Schedule 2.2(k).

(f)
Conveyance of Wind and Solar Rights Seller shall convey to Buyers all right, title and interest in and to wind rights and solar rights currently and at any time hereafter relating to the Land, including all such rights that are choate, inchoate, vested, unvested, harvested, unharvested, captured, uncaptured, reduced to possession, not reduced to possession, appropriated, unappropriated, used or useful for the generation of electricity or production of heat or not so used or useful, or applied to beneficial use or not so applied (“Wind and Solar Rights”).

(g)
Conveyance of Rights to Dispose of Produced Water. Seller shall convey to Buyers the right to drill disposal wells to any depth beneath the surface of the Land for the purpose of injecting produced water from oil and gas wells located either on or off the Land, including the grant of a permanent easement for use in favor of Buyers in order for Buyers to drill disposal wells and inject the produced water into the disposal wells (such rights, collectively, the “Disposal Rights”); provided that the Parties hereby agree that such Disposal Rights do not provide Buyers the right to use the surface of the Homestead in order to exploit or utilize the Disposal Rights. Said grant from Seller is given in its capacity as a surface owner and mineral owner of the Land and such grant shall not adversely impact Seller’s ongoing rights as the holder of the Mineral Rights. Such rights and easements shall be covenants running with the Land. Said conveyance shall be subject to the SWD Royalty and the SWD Royalty Reservation in favor of Seller.

(h)	Conveyance of B&D Interests. Seller shall convey to Buyers all right, title and interest in and to the B&D Interests.

Section 7.4
Operation of Business. Except as set forth on Schedule 7.4, until the Closing, Seller will, and will cause B&D to, (a) operate its business in the ordinary course consistent with past practices, (b) not, without the prior written consent of Buyers (i) commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000), (ii) make any capital expenditures in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000), (iii) terminate, materially amend, execute or extend any Applicable Contract or other material agreements affecting the Assets, (iv) take any action or refrain from taking any action, or enter into any contract or agreement that would result in the imposition of any Lien (other than Permitted Exceptions) on any of the Assets, (v) grant or create any Preference Rights with respect to the Assets or (vi) file any lawsuit relating to the Assets or cancel, compromise, waive, release or settle any right, claim or lawsuit relating to the Assets, (c) will maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller or B&D, as applicable, (d) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types in force as of the Execution Date, (e) will use commercially reasonable efforts to maintain in full force and effect all Material Contracts, (f) will maintain all Governmental Authorizations affecting the Assets, (g) will not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions made in the ordinary course of business consistent with past practices, (h) will not (i) make, change or revoke any Tax election, (ii) adopt or change any accounting method with respect to Taxes, (iii) file any amended Tax Return (iv) enter into any closing agreement, (v) settle or compromise any Tax claim or assessment, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action would adversely affect the Assets and (i) will not commit to do any of the foregoing. The approval of Buyers of any action restricted by this Section 7.4 shall be considered denied if, within five days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Buyers requesting such consent Buyers deliver a written consent to Seller approving such action. In the event of an emergency, as determined by Seller in its reasonable good faith discretion, Seller may take such action as a prudent operator would take and shall notify Buyers of such action promptly thereafter. With regard to the windup process of B&D, until Closing, Buyers shall have the right to approve any actions to be taken by Seller in furtherance of such windup process and approve any proposed replacement entity or arrangement in accordance with the terms of this Section 7.4.

Section 7.5	Transfer Requirements; Preference Rights.

(a)
The purchase of the Assets by Buyers is expressly subject to all validly existing and applicable Transfer Requirements. Within 5 Business Days of the Execution Date, Seller shall initiate all procedures that are reasonably required to comply with all Transfer Requirements with respect to the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to obtain all applicable consents. Seller shall not be obligated to pay any consideration to (or incur any material cost or expense for the benefit of) the holder of any Transfer Requirement in order to comply therewith. Seller shall keep Buyers informed of, and discuss and coordinate with Buyers with respect to, all procedures and actions taken by Seller pursuant to this Section 7.5(a), including any third party responses in connection with any Transfer Requirements.

(b)
With respect to each Preference Right set forth on Schedule 5.11, on the Execution Date, Seller will send to the holder of each Preference Right a notice in compliance with the contractual provisions applicable to such Preference Right holder requesting waiver of such right. With respect to any Preference Right not included on Schedule 5.11 but discovered by Seller prior to Closing, Seller shall send to the holder of such Preference Right a notice in compliance with the contractual provisions applicable to such Preference Right holder requesting waiver of such right as soon as practicable after discover of such Preference Right. Seller shall keep Buyers informed of all procedures and actions taken by Seller pursuant to this Section 7.5(b), including any third party responses in connection with any Preference Right.

(c)
To the extent that the consent to assign any Material Contract (other than any Easement or Lease) is not obtained by Closing (a “Retained Material Contract”) and until such time that such Retained Material Contract is assigned by Seller to Buyers pursuant to this Section 7.5(c), (i) Seller shall use commercially reasonably efforts to cooperate with Buyers to provide Buyers with all of the economic and other benefits of such Retained Material Contract that Buyers is denied or deprived as a result of the failure to assign such Retained Material Contract at Closing; provided, however, that under no circumstances shall Seller be obligated to provide any economic or other benefits to Buyers that are greater than the economic or other benefits actually received by Seller under such Retained Material Contract, and (ii) Buyers shall bear the economic and other burdens of all related liabilities and of the performance and compliance with the terms of such Retained Material Contract, at no additional cost to Seller, to the same extent as Buyers would have borne such liabilities and other obligations if Buyers were a party to such Retained Material Contract. Following Closing, subject to the next to last sentence of Section 7.5(a), Seller shall continue to use commercially reasonable efforts to obtain the consent to assign each Retained Material Contract to Buyers. Once Seller obtains the consent to assign to Buyers a Retained Material Contract, Seller shall promptly assign such Retained Material Contract to Buyers and such Retained Material Contract shall automatically be deemed to be an Asset effective as of the effective date of such assignment.

Section 7.6
Tax Matters. Subject to the provisions of Section 2.4(b) and Section 13.3, Seller shall be responsible for all Taxes related to the Assets (including without duplication, Seller’s portion of any ad valorem, property, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets (including the Assets of B&D), which are addressed in Section 2.4) attributable to any period of time ending at or prior to the Effective Time, and Buyers shall be responsible for all such Taxes related to the Assets attributable to any period of time beginning after the Effective Time. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets that are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If Taxes are not paid at or prior to Closing, Buyers shall pay Taxes for the current year, subject to Buyers’ right to reimbursement for such Taxes pursuant to Section 11.2. If requested by Buyers, Seller will assist Buyers with preparation of all ad valorem and property Tax Returns attributable to the period on or before December 31, 2018 (including any extensions requested). Seller shall deliver to Buyers within 30 days of filing copies of all Tax Returns filed by Seller after the Effective Time relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax or other similar Taxes.

Section 7.7
Transfer of Title to Assets. Prior to Closing, Seller shall cause any Asset which is currently not held by or in the name of Seller, including the Water Rights permits described on Schedule 7.3(d) that are denoted with “****”, to be assigned, transferred or otherwise conveyed to Seller and provide Buyers evidence that all Assets are held by and in the name of Seller.

Section 7.8
Subdivision Laws, Regulations and Ordinances. Seller shall comply with all subdivision laws, regulations and ordinances applicable to, or implicated by, the sale and conveyance of the Land and Improvements to Buyers or the retention of any Excluded Assets by Seller, including obtaining from the appropriate government entity or authority with jurisdiction approval and recordation of any necessary subdivision plat or approval of any applicable subdivision exemption, and shall satisfy any requirements of such governmental authority or entity with jurisdiction, including provision to such governmental authority or entity of any necessary subdivision plats or subdivision exemption plats.

Section 7.9
Zoning Certification. Prior to Closing, Buyers shall have obtained, at Seller’s behest or with Seller’s cooperation, whichever Buyers elect, a zoning certification letter from the zoning authority with jurisdiction over the Land and Improvements establishing to the satisfaction of the Buyers as well to the satisfaction of the Title Company for purposes of issuing a zoning endorsement to the Title Policy that, with respect to the Land and Improvements, no zoning exists or, if zoning does exist, a report as to the zoning, plans, permits and other authority applicable to the Land and Improvements and, based on an inspection, as to use of the Land and Improvements in conformity or not with such applicable zoning, plans, permits and other authority, zoning violations or deficiencies exist. If the zoning certification letter for the Real Property reflects a zoning violation or deficiency, Seller shall remedy and cure the violation or deficiency and shall, prior to the Closing Date, obtain and deliver, or cause to be delivered, to Buyers a new zoning certification letter for the Land and Improvements reflecting the absence of any zoning violations or deficiencies.

Section 7.10
Successor in Business. Seller and Buyers will perform the duties and obligations imposed by NMSA 1978, §§ 7-1-61 to -63 (1997), with respect to a “successor in business.” Prior to Closing, Seller shall have filed Seller’s final CRS-1 return with the New Mexico Taxation and Revenue Department (“TRD”) and shall have paid all taxes due as of Closing on account of the businesses conducted with respect to the Land (the “Businesses”). Consistent with the provisions of NMSA 1978, §§ 7-1-61 to -63 (1997), as soon as is reasonably possible after executing this Agreement, Buyers will apply to the TRD for a certificate that no taxes are due (“Tax Clearance Certificate”), sufficient to discharge Buyers from liability as a “successor in business” under §§ 7-1-61 to – 63. Seller will cooperate in the filing of the application, providing information and any signatures required to be included in the TRD form of application for Tax Clearance Certificate, and Seller will make Seller’s books and records available for audit by the TRD, if such books are records are requested by the TRD. As required by NMSA 1978, § 7-1- 61(C), at Closing, the Parties shall cause Title Company, to retain in escrow the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) to cover taxes owed by Seller from operating the Business but unpaid (“Trust Retained Amount”). If within 60 days of receiving Buyers’ request for a Tax Clearance Certificate, the TRD issues such a Tax Clearance Certificate, then the Parties shall, immediately upon Buyers’ receipt of the Tax Clearance Certificate, direct the Title Company to pay the entire Trust Retained Amount to Seller and such payment shall be reflected in the Final Settlement Statement. If within 90 days of receiving Buyers’ request for a Tax Clearance Certificate, the TRD has failed to (a) issue the Tax Clearance Certificate or (b) notify Buyers of the amount of tax due from operating the Business which must be paid as a condition of issuance of the Tax Clearance Certificate, then, immediately upon expiration of such 90-day period, the Parties shall direct the Title Company to pay the entire Trust Retained Amount to Seller, consistent with the provisions of §§ 7-1-62 and such payment shall be reflected in the Final Settlement Statement. If, however, within 60 days of receiving Buyers’ request for a Tax Clearance Certificate, the TRD notifies Buyers of the amount of tax due from operating the Business which must be paid as a condition of issuance of the Tax Clearance Certificate, then the Parties shall direct Title Company, to pay to the TRD the Trust Retained Amount or such portion thereof as has been properly demanded or assessed by the TRD, with Seller to be credited with the payment of the tax due, as provided in § 7-1-63(B) and such payment shall be reflected in the Final Settlement Statement. If Title Company makes any payment to the TRD from the Trust Retained Amount in accordance with the foregoing provisions and is left with an unexpended balance, then Title Company shall promptly pay such unexpended balance of the Trust Retained Amount to Seller and such payment shall be reflected in the Final Settlement Statement. The provisions of this Section 7.10 shall survive Closing.

Section 7.11	[Intentionally Omitted].

Section 7.12	[Intentionally Omitted].

Section 7.13
Further Assurances. After Closing, Seller and Buyers each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including, but not limited to, with respect to the conveyance of any Asset Minerals, Material Contracts, Water Rights or Leases, or with respect to obtaining any Governmental Authorizations.

ARTICLE 8
CLOSING CONDITIONS

Section 8.1
Seller’s Closing Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing (or waiver thereof by Seller) of each of the following conditions:

(a)
Representations. The representations and warranties of Buyers set forth in Article 6 shall be true and correct in all material respects, other than the Fundamental Representations and representations and warranties that are already qualified as to materiality or material adverse effect, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;

(b)	Performance. Buyers shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Buyers under this Agreement prior to or on the Closing Date;

(c)
Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover substantial damages from Seller on account therefrom shall be pending or threatened before any Governmental Body or arbitral tribunal;

(d)
Certificate. Each of the Buyers shall have delivered (or be ready, willing and able to immediately deliver) a certificate executed by any authorized Person of each Buyer, certifying on behalf of such Buyer that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled by such Buyer;

(e)
Deliveries. Buyers shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Buyers under Section 9.3; and

(f)
Payment. Buyers shall have paid (or be ready, willing and able to immediately pay) to Seller, via wire transfer to the account designated by Seller in immediately available funds, the Closing Payment and Buyers shall have paid (or be ready, willing and able to immediately pay) the Buyers’ Expenses.

Section 8.2
Buyers’ Closing Conditions. The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject, at the option of Buyers, to the satisfaction on or prior to Closing (or waiver in writing by Buyers thereof) of each of the following conditions:

(a)
Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects, other than the Fundamental Representations and the representations and warranties that are already qualified as to materiality effect, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;

(b)	Performance. Seller shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Buyers under this Agreement prior to or on the Closing Date;

(c)
Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover substantial damages from Buyers on account therefrom shall be pending or threatened before any Governmental Body or arbitral tribunal;

(d)
Certificate. Seller shall have delivered (or be ready, willing and able to immediately deliver) a certificate executed by any authorized Person of Seller, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled by Seller;

(e)
Deliveries. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Buyers duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

(f)
Change in Laws. There shall have been no material change in any Law and no action taken by any Governmental Body with respect the regulations, permitting process and operation of any Water Rights or SWD Wells that would be reasonably likely to have a material and adverse impact on the water disposal industry in the State of New Mexico;

(g)	EOG ROFR. EOG shall not have elected to exercise and delivered the earnest money necessary to exercise the EOG ROFR and the time period for EOG to elect to exercise the EOG ROFR shall have expired;

(h)	Releases. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Buyers releases of all existing Liens (other than Permitted Exceptions);

(i)
Exemption from Requirements of Lea County Subdivision Regulations. Seller shall have delivered a Claim of Exemption from the requirements of the Lea County Subdivision Regulations of the division of the Homestead from the Land approved, dated and signed by the Lea County Manager.

(j)	Conveyance. On the Closing Date, title to the Land shall be conveyed to Buyers subject only to the Permitted Exceptions;

(k)
Unpermitted Liquid Waste Systems. As to Liquid Waste Systems that have not been permitted by the Environment Department, as required by New Mexico Law, the Seller will use their best efforts to deliver to Buyers, at Seller’s expense, (i) a Certificate of Registration for each Unpermitted Pre-February 1, 2002 System and (ii) a 401(K) Permit for each Unpermitted Post-February 1, 2002 System or the Seller and Buyers may agree to resolve the Unpermitted Liquid Waste Systems issue in another manner in order to avoid a delay in the Closing.

Section 8.3
Risk of Loss. In the event all or a portion of the Assets should be damaged or destroyed by fire, natural disaster or other casualty prior to Closing such that Buyers’ reasonable and good faith estimate of the cost to repair the same exceeds five percent (5%) of the Purchase Price (any such casualty, a “Material Casualty”), Buyers may, at Buyers’ sole option, elect to either:

(a)	terminate this Agreement; or

(b)	Close the transaction contemplated by this Agreement.
In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Buyers elect to proceed pursuant to Section 8.3(b), (i) Buyers shall purchase the Assets in accordance with the terms hereof (without reduction in the Purchase Price other than a credit for any applicable deductible in Seller’s insurance policy) and (ii) Seller shall assign to Buyers at Closing all insurance proceeds payable on account of such damage (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Casualty, Buyers shall be deemed to have elected to proceed under Section 8.3(b) unless, within ten days from written notice of such Material Casualty, Buyers provides Seller with written notice that Buyers elect to terminate this Agreement pursuant to Section 8.3(a).

Section 8.4
Condemnation In the event that all or a material portion of the Assets should be condemned by right of eminent domain prior to the Closing such that Buyers’ reasonable estimate of the loss of value of the remaining Land exceeds five percent (5%) of the Purchase Price (any such event, a “Material Taking”), Buyers may, at Buyers’ sole option, elect either to:

(a)	terminate this Agreement; or

(b)	close the transaction contemplated by this Agreement.
In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Buyers elect to proceed under Section 8.4(b), Buyers shall purchase the Assets in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyers at Closing all condemnation proceeds payable as a result of such condemnation (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Taking, Buyers shall be deemed to have elected to proceed under Section 8.4(b) unless, within ten days from written notice of such Material Taking, Buyers provides Seller with written notice that Buyers elect to terminate this Agreement pursuant to Section 8.4(a).
ARTICLE 9
CLOSING

Section 9.1	Time and Place of Closing.

(a)
Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Buyers and Seller, take place at the offices of the Title Company located at 1819 North Turner Street, Hobbs, New Mexico, at 10:00 a.m., local time, on March 22, 2019 (the “Scheduled Closing Date”) or, if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, within three Business Days following the date upon which such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10.

(b)	The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 9.2	Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Buyers the following:

(a)	the Conveyance Documents, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)	a non-foreign personal affidavit sworn to by Seller as required by Section 1445 of the Code;

(c)
such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Assets;

(d)	a duly-executed Closing Statement;

(e)
an affidavit of sale price for the portion of the Dinwiddie Jal Ranch assessed as residential real property, to be delivered by the Buyers to the Lea County Assessor in accordance with NMSA § 7-38-12.1; and

(f)	such other instruments and agreement as necessary or appropriate to comply with Seller’s obligations under this Agreement.

Section 9.3	Obligations of Buyers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyers shall deliver or cause to be delivered to Seller the following:

(a)	a wire transfer of the Closing Payment in same-day funds to the account of Seller set forth on Schedule 9.3(a);

(b)	the Conveyance Documents, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by each Buyer;

(c)
such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyers and the authority of the Person or Persons who are executing the various documents on behalf of each Buyer in connection with the purchase of the Assets;

(d)	a duly executed Closing Statement;

(e)
a form of Freedom to Choose Insurance Company and Insurance Company Professional notice, in the form prescribed by NMSA 1978, § 59A-16-14 and NMAC 13.7.2.8, evidencing Buyers’ receipt from Seller of the notice required by New Mexico’s anti-coercion in insurance laws; and

(f)	such other instruments and agreement as necessary or appropriate to comply with Buyers’ obligations under this Agreement.

Section 9.4	Closing Payment & Post-Closing Purchase Price Adjustments.

(a)
Not later than five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyers for their review and approval, based upon the best information available to Seller and Title Company, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in Section 3.2. Seller shall supply all reasonable documentation available to support any credit, charge, receipt or other item. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Buyers to Seller at the Closing (the “Closing Payment”).

(b)
As soon as reasonably practicable after the Closing but not later than 120 days following the Closing Date, Seller shall prepare and deliver to Buyers a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Settlement Statement”). Seller shall supply all reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable, but not later than the 30th day following receipt of Seller’s statement hereunder, Buyers shall deliver to Seller a written report containing any changes that Buyers propose be made to such statement (the “Dispute Notice”). Buyers’ failure to deliver to Seller a Dispute Notice detailing proposed changes to the settlement statement by such date shall be deemed to be an acceptance by Buyers of the settlement statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are proposed or requested by Buyers and not included in the Dispute Notice shall be deemed waived. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 180 days after the Closing Date. In the event that the Parties cannot resolve the matters addressed in the Dispute Notice within such period of time, either Seller or Buyers may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be accepted by Buyers and Seller, for review and final determination. The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyers’ Dispute Notice, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by Seller or Buyers and may not award damages or penalties to Seller or Buyers with respect to any matter. Seller and Buyers shall each bear their own legal fees and other costs of presenting their cases. Seller, on the one hand, and Buyers, on the other hand, shall bear one-half of the costs and expenses of the accounting firm. Within ten Business Days after the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (i) Buyers shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Buyers the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from the Closing Date to the date both Seller and Buyers have executed the Final Settlement Statement and paid the amounts due thereunder in full.

(c)
All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller set forth on Schedule 9.3(a) or to such other account as may be specified by Seller in writing. All payments made or to be made hereunder to Buyers shall be by electronic transfer of immediately available funds to bank(s) and account(s) specified by Buyers in writing to Seller.

Section 9.5
Possession. Ownership and possession of the Assets shall be delivered to Buyers by Seller at the Closing, subject only to the rights arising under the Contracts to be assigned to Buyers in accordance with the Permitted Exceptions. Seller and Buyers covenant and agree to execute, at Closing, a written notice of the acquisition of the Assets by Buyers, in sufficient copies for transmittal to all Tenants and properly addressed to all such Tenants. Such notice shall be prepared by Buyers and approved by Seller, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Buyers or required by Law. Unless a different procedure is required by applicable Law, in which event such Laws shall be controlling, Buyers agree to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.

ARTICLE 10
TERMINATION

Section 10.1	Termination. Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing:

(a)	by the mutual prior written consent of the Parties;

(b)
by delivery of written notice from Buyers to Seller, if any of the conditions set forth in Section 8.2 have not been satisfied by Seller (or waived in writing by Buyers) by April 1, 2019 (the “Termination Date”);

(c)
by delivery of written notice from Seller to Buyers, if any of the conditions set forth in Section 8.1 have not been satisfied by Buyers (or waived in writing by Seller) on or before the Termination Date;

(d)	delivery of written notice from Buyers to Seller, if the EOG ROFR is exercised pursuant to the terms thereof;

(e)	by the applicable Party per, and in accordance with, Sections 4.2, 4.4(a), 7.1(b), 8.3 and 8.4; and

(f)
by Buyers or Seller, if any Governmental Body having competent jurisdiction has issued a final, nonappealable order, decree, ruling or injunction prohibiting consummation of the transactions contemplated by this Agreement.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

Section 10.2	Effect of Termination.

(a)
If this Agreement is terminated pursuant to Section 10.1, this Agreement shall be of no further force or effect (except for the provisions of Sections 5.5, 6.5, 11.5, 13.4 and 13.12 of this Agreement and this Article 10, all of which shall continue in full force and effect), and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, assign, encumber or otherwise dispose of the Assets to any Party without any restriction under this Agreement.

(b)
In the event this Agreement terminates pursuant to Section 10.1(a), Section 10.1(e), or Section 10.1(f) then Buyers shall be entitled to a return of the Deposit and all interest earned thereon free and clear of any claims by Seller thereto within 2 Business Days of such termination.

(c)
In the event this Agreement terminates pursuant to Section 10.1(d), then Buyers shall be entitled, as Buyers’ sole remedy for termination of this Agreement, to (A) a return of the Deposit and all interest earned thereon free and clear of any claims by Seller thereto within 2 Business Days of such termination, and (B) receive the Break Fee from Seller within 2 Business Days of EOG’s payment of a deposit in connection with the exercise of the EOG ROFR pursuant to the terms thereof.

(d)
In the event this Agreement terminates pursuant to Section 10.1(b) because of (i) a material breach by Seller of any of its obligations, representations, warranties, covenants or agreements set forth in this Agreement, or (ii) failure of Seller to act in good faith to fulfill its obligations, representations, warranties, covenants or agreements set forth in this Agreement, then Buyers shall be entitled, as Buyers’ sole remedy for termination of this Agreement, to (A) a return of the Deposit and all interest earned thereon free and clear of any claims by Seller thereto within 2 Business Days of such termination, and (B) to all other remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Buyers may be entitled; provided, however, in no event shall Buyers be entitled to money damages exceeding the aggregate amount of the Deposit and the Break Fee plus any court costs and attorneys’ fees to which Buyers may be entitled.

(e)
In the event this Agreement terminates pursuant to Sections 10.1(c) because of (i) a material breach by Buyers of any of their obligations, representations, warranties, covenants or agreements set forth in this Agreement, or (ii) failure of Buyers to act in good faith to fulfill their obligations, representations, warranties, covenants or agreements set forth in this Agreement, then Seller, as Seller’s sole remedy for termination of this Agreement, shall be entitled to retain the Deposit and all interest earned thereon free and clear of any claims by Buyers thereto.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS;
DISCLAIMERS AND WAIVERS

Section 11.1
Receipts. Except as otherwise provided in this Agreement, any income, proceeds, receipts and credits attributable to the Assets that are not reflected in the adjustments to the Purchase Price following the Final Settlement Statement pursuant to Section 9.4(b) shall be treated as follows: (a) all income, proceeds, receipts and credits earned with respect to the Assets to which Buyers are entitled under Section 2.4 shall be the sole property and entitlement of Buyers and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Buyers, and (b) all income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 2.4 shall be the sole property and entitlement of Seller, and, to the extent received by Buyers, Buyers shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2
Expenses. Any Property Costs that are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 2.4 shall be the sole obligation of Seller, and Seller shall promptly pay, or, if paid by Buyers, promptly reimburse Buyers for and hold Buyers harmless from and against, such Property Costs; and (b) all Property Costs for which Buyers are responsible under Section 2.4 shall be the sole obligation of Buyers, and Buyers shall promptly pay, or, if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against, such Property Costs. Furthermore, Seller shall promptly pay, or if paid by Buyers, promptly reimburse Buyers for and hold Buyers harmless from and against, any costs (other than Property Costs) which result in the increase of the Purchase Price pursuant to Section 3.2. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Buyers are liable without the prior written consent of Buyers, such consent not to be unreasonably withheld. Seller shall provide Buyers with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Buyers are partially responsible.

Section 11.3	Indemnities.

(a)
Indemnification by Seller. Seller shall defend, indemnify, and hold Buyers, its subsidiaries, parents, Affiliates, their employees, officers, directors, agents, representatives, and each of their respective successors and assigns, harmless from and against any Claims originating from a third party as to any action or inaction by Seller concerning the Assets and arising prior to Closing. Buyers shall promptly notify Seller in writing of any such Claims which it receives written notice of. This provision shall not apply to any Claims by Buyers, or through Buyers by any subsidiaries, parents, Affiliates, employees, officers, directors, agents, representatives, assigns or any other successor of Buyers.

(b)
Indemnification by Buyers. Buyers shall defend, indemnify, and hold Seller, its subsidiaries, parents, Affiliates, their employees, officers, directors, agents, representatives, and each of their respective successors and assigns, harmless from and against any Claims originating from a third party as to any action or inaction by Buyers concerning the Assets and arising from and after Closing. Seller shall promptly notify Buyers in writing of any such Claims which it receives written notice of. This provision shall not apply to any Claims by Seller, or through Seller by any subsidiaries, parents, affiliates, employees, officers, directors, agents, representatives, assigns or any other successor of Seller.

Section 11.4
Survival. The indemnities in Section 11.3 and the Fundamental Representations shall survive the Closing indefinitely. All other representations, warranties, covenants and agreements contained herein shall survive the Closing for a period of 12 months after the Closing.

Section 11.5
Disclaimers. BUYERS UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(D) AND ANY WARRANTIES CONTAINED IN THE CONVEYANCE DOCUMENTS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATIONS, WARRANTIES, STATEMENTS OR INFORMATION MADE OR COMMUNICATED TO BUYERS OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES WHICH ARE OUTSIDE THE TERMS OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(D) AND ANY WARRANTIES CONTAINED IN THE CONVEYANCE DOCUMENTS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF WATER IN OR FROM THE DINWIDDIE JAL RANCH (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS, FUTURE REVENUES GENERATED BY THE ASSETS OR FUTURE COSTS ASSOCIATED WITH THE ASSETS, (IV) THE ABILITY TO DISPOSE OF WATER TO THE DINWIDDIE JAL RANCH (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, INCLUDING WITH RESPECT TO ENVIRONMENTAL LAW AND/OR COMPLIANCE, (VI) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

ARTICLE 12
ESCROW

Section 12.1
Escrow. The Title Company shall act as escrow agent with regard to the Deposit and the Trust Retained Amount, and is not (a) a party to this Agreement and does not have liability for the performance or nonperformance of any Party to this Agreement, (b) liable for interest on the Deposit or the Trust Retained Amount and (c) liable for the loss of any Deposit or Trust Retained Amount caused by the failure of any financial institution in which the Deposit or Trust Retained Amount has been deposited. At Closing, the Deposit, less the Trust Retained Amount shall be applied toward the Purchase Price in accordance with Section 3.2. If no Closing occurs, Title Company may: (i) require a written release of liability of the Title Company from all Parties, (ii) require payment of unpaid expenses incurred on behalf of a Party, and (iii) only deduct from the Deposit the amount of unpaid expenses incurred on behalf of the Party receiving the Deposit. Following the determination of any unpaid taxes related to the Businesses as set forth in Section 7.10, the Trust Retained Amount shall be paid as directed by the Parties in accordance with Section 7.10.

Section 12.2
Demand. Upon termination of this Agreement for cause giving rise to the remedies as set forth in Section 10.2(b), Section 10.2(c) or Section 10.2(d), Buyers’ Representative or the Title Company may send a release of Deposit to each Party and the Parties shall execute counterparts of the release and deliver same to the Title Company. Upon termination of this Agreement for cause giving rise to the remedies as set forth in Section 10.2(e), Seller or the Title Company may send a release of Deposit to each Party and the Parties shall execute counterparts of the release and deliver same to the Title Company. If any Party fails to execute the release, either Party may make a written demand to the Title Company for the Deposit. If only one Party makes written demand for the Deposit, Title Company shall promptly provide a copy of the demand to the other Parties. If Title Company does not receive written objection to the demand from the other Party within 15 days, Title Company may disburse the Deposit to the Party making demand reduced by the amount of unpaid expenses incurred on behalf of the Party receiving the Deposit and Title Company may pay the same to the creditors. If Title Company complies with the provisions of this paragraph, each Party hereby releases Title Company from all adverse claims related to the disbursal of the Deposit.

Section 12.3
Damages. Any Party that wrongfully fails or refuses to sign a release acceptable to the Title Company within 7 days of receipt of the request will be liable to the other Party for (i) damages; (ii) the Deposit; (iii) reasonable attorney’s fees; and (iv) all costs of suit.

Section 12.4
Notices. All notices to Title Company in its capacity as escrow agent shall be in writing and shall be delivered and considered effective pursuant to the terms of Section 13.2 to Title Company at the following address:

If to Title Company:
Elliott and Waldron Title and Abstract Co., Inc.
1819 N. Turner St., Suite B
Hobbs, NM 88240
Office: (575) 393-7706
Fax: (575) 393-7725
close@ewtitle.com

ARTICLE 13
MISCELLANEOUS

Section 13.1
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically submitted (whether by email or facsimile) shall be valid and effective to bind the Party so signing. Each Party agrees to promptly deliver an executed original of this Agreement (and any amendment hereto) with its actual signature to the other Party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each Party to this Agreement shall be bound by its own electronically submitted signature (whether by email or facsimile) and shall accept the electronically submitted signature (whether by email or facsimile) of the other Party to this Agreement.

Section 13.2
Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States mail with all postage fully prepaid, or sent by e-mail transmission (provided, that the acknowledgement of the receipt of such e-mail is requested and received, excluding automatic responses, with receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Seller or Buyers, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyers shall have theretofore designated by written notice delivered to the other Parties:

If to Sherbrooke:

Sherbrooke Partners, LLC
1001 Fannin Street, Suite 1225
Houston, Texas 77002
Attn: Paul Jornayvaz
Email: paulj@sherbrookepartners.com

If to Intrepid:

Intrepid Potash – New Mexico, LLC
c/o Intrepid Potash Inc.
1001 17th Street, Suite 1050
Denver, CO 80202
Attn: Legal Department
Email: generalcounsel@intrepidpotash.com

If to Seller:

Dinwiddie Cattle Company, LLC
Attn. Tommy Dinwiddie, Managing Member
P.O. Box 963
Capitan, NM 88316
Email: jtdinwiddie@gmail.com
Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or sent by e-mail transmission (provided that delivery of such e-mail is subsequently confirmed by written confirmation), as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or each Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.2. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.3	Prorations and Rollback Taxes.

(a)
Prorations. Interest, maintenance fees, assessments, dues and rents will be prorated through the Closing Date. Rentals which are unknown at time of Closing will be prorated between Buyers and Seller when they become known.

(b)
Rollback Taxes. If this sale or Buyers’ use of the Land after closing results in the assessment of additional taxes, penalties or interest (“Assessments”) for periods prior to Closing, the Assessments will be the obligation of Buyers. If Assessments are imposed because of Seller’s use or change in use of the Land prior to Closing, the Assessments will be the obligation of Seller. Obligations imposed by this paragraph will survive Closing.

Section 13.4	Governing Law.

(a)
THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. EACH OF SELLER AND BUYERS CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF NEW MEXICO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN (I) STATE OF NEW MEXICO COURTS HAVING SITES IN LEA COUNTY, NEW MEXICO, OR (II) THE U.S. FEDERAL COURTS HAVING SITES IN ROSWELL, CHAVES COUNTY, NEW MEXICO.

(b)
In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Buyers hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any Party on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Assets, or the dealings of the Parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

Section 13.5	Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.6
Entire Agreement. This Agreement and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 13.7
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or delegable (whether by assignment, conveyance, merger, consolidation, change of control, stock purchase, or otherwise) by any Party without the express written consent of the non-assigning or non-delegating Parties.

Section 13.8
Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought which instrument and expressly identified as a modification or amendment. Any Party may, only by an instrument in writing and expressly identified as a waiver, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 13.9	Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

Section 13.10
Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)	the words “includes,” “including” and its derivatives means “includes, but is not limited to,” “including, without limitation” and corresponding derivative expressions;

(c)
a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)
each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)	the term “cost” includes expense and the term “expense” includes cost;

(f)	the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

(g)	“include” and “including” shall mean include or including without limiting the generality of the description of the preceding term.

Section 13.11
Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Buyers, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.

Section 13.12
Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.13
Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.14
SWD Royalty Right of First Refusal. From and after Closing, should Seller wish to sell, transfer or otherwise divest any portion of the SWD Royalty or if Seller receives a bona fide written offer from a potential purchaser to purchase any portion of the SWD Royalty, Seller shall within 20 days of the receipt of such offer provide Buyers with written notice of such offer, including the consideration to be made and other relevant terms, together with a copy of such offer. Buyers shall have 60 days from the receipt of such notice to deliver to Seller a notice indicating Buyers’ election whether or not to exercise their right of first refusal. Should Buyers elect to purchase the SWD Royalty, they shall have 60 days from the date of their election to acquire the SWD Royalty from Seller on terms and at a price no less favorable to Seller than the original bona fide offer.

Section 13.15
Section 1031 Exchange. Each Party shall cooperate fully, to the extent reasonably requested by any other Party, in connection with accommodating an exchange as provided for under Section 1031 or similar section of the Code and any corresponding state income tax provision (“Like-Kind Exchange”). Each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Procedure 2000-37) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange. Each Party hereby agrees to (a) consents to any other Party’s assignment of its rights in this Agreement with respect to the Like-Kind Exchange Assets and (b) if such an assignment is made, use reasonable efforts to cooperate with such other Party in the completion of such Like-Kind Exchange; provided that the Closing shall not be delayed or affected by reason of the Like-Kind Exchange. Each Party acknowledges and agrees that a whole or partial assignment by such Party of this Agreement in connection with a Like-Kind Exchange shall not release such Party from any of its respective liabilities and obligations to the other Parties or expand any liabilities or obligations of the other Parties under this Agreement. No Party shall be obligated to pay any additional costs or incur any additional obligations in its purchase or sale, as applicable, of the Assets if such costs are the result of any other Party’s Like-Kind Exchange, and the Party electing Like-Kind Exchange treatment shall indemnify the other Parties and their respective Indemnified Parties hereunder against any Claims arising from such electing Party’s Like-Kind Exchange. No representations are made that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange.

Section 13.16
Buyers’ Representatives. Each Buyer hereby irrevocably appoints Intrepid as the sole representative of the Buyers (in such capacity, the “Buyers’ Representative”) to act as the agent and on behalf of each such Buyer for the purposes of (a) making any elections provided for under this Agreement, (b) delivery of any Title Objection Notice and all related matters pursuant to Article 4, or (c) delivery of any other notices required to be delivered by Buyers pursuant to this Agreement. As the Representative of the Buyers, Buyers’ Representative shall act as the agent for each Buyer and shall have the authority to bind each such Buyer. Seller may conclusively and absolutely rely, without any duty of investigation or inquiry, upon the action of the Buyers’ Representative as the action of each Seller in connection to all matters referred to in this Section 13.16, absent Seller’s actual knowledge that Buyers’ Representative is acting without the authority of a Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the
Parties as of the day first above written.
SELLER:
DINWIDDIE CATTLE COMPANY, LLC

By:/s/ Tommy Dinwiddie
Name:    John Thomas “Tommy” Dinwiddie
Title:    Managing Member

BUYERS:
SHERBROOKE PARTNERS, LLC

By:    /s/ Paul E. Jornayvaz
Name:    Paul E. Jornayvaz
Title:    Managing Member

Signature Page to Purchase and Sale Agreement

INTREPID POTASH – NEW MEXICO, LLC

By:    /s/ Robert P. Jornayvaz III
Name:    Robert P. Jornayvaz III
Title:    President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

JOINDER OF TITLE COMPANY, INCLUDING AS ESCROW AGENT

Elliott and Waldron Title and Abstract Co., Inc., including as escrow agent herein, joins in the execution of this Agreement for the limited purposes of acknowledging and agreeing to the provisions regarding the acceptance, deposit, and disbursement of the Deposit and the Trust Retained Amount, and otherwise agreeing to perform its obligations hereunder in accordance with the provisions of this Agreement.

ELLIOTT AND WALDRON TITLE AND ABSTRACT CO., INC.

BY: _____/s/ David A. Pyeatt_____________
(SIGNATURE)

NAME: __________ David A. Pyeatt___________
(PRINT)

Title:_______President_______________________
(PRINT)
ADDRESS:    1819 N Turner St., Suite B
Hobbs, NM 88240

Date: ___2/5/19______________________
APPENDIX A
Attached to and made a part of that certain Purchase and Sale Agreement dated effective as of February 1, 2019, by and between
DINWIDDIE CATTLE COMPANY, LLC, as “Seller”, and
SHERBROOKE PARTNERS LLC and INTREPID POTASH – NEW MEXICO, LLC, as “Buyers”
DEFINITIONS
“401(K) Permit” has the meaning set forth in Section 4.7.
“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 3.2.
“Adjacent Disposal Venture” means any joint venture, joint development arrangement, or other similar contractual relationship between (a) Intrepid and/or Sherbrooke, their successors and assigns, on the one hand, and (b) the owner(s) of the Beckham Ranch and/or McCloy Ranch, on the other hand, that is entered into in order to exploit, develop and market the Disposal Rights and similar rights underlying the Beckham Ranch and/or McCloy Ranch.  Notwithstanding anything in the foregoing to the contrary, as used herein, including for purposes of the SWD Royalty, the term “Adjacent Disposal Venture” shall only cover Disposal Rights and similar rights (and revenues therefrom) with respect to the Dinwiddie Jal Ranch, the Beckham Ranch, and/or the McCloy Ranch, as applicable, and not any other assets or rights that may be held by Buyers or such owner(s) of the Beckham Ranch and/or McCloy Ranch.
“Adjustment Period” has the meaning set forth in Section 3.2(a).
“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or Law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Asset, or the migration or transportation from other lands to any Asset, of any Hazardous Materials that require (or, if known, would require) Remediation pursuant to any Laws, including, but not limited to, Environmental Laws, or that require Remediation under the terms of any of the Easements.
“Affiliates” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreed Interest Rate” means an annual rate of interest equal to the lesser of (i) the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal plus three percent (3%) and (ii) the maximum rate of interest allowed by Law.
“Agreement” has the meaning set forth in the preamble.
“Applicable Contracts” has the meaning set forth in Section 2.2(d).
“Assets” has the meaning set forth in Section 2.2.
“Asset Minerals” has the meaning set forth in Section 7.3(c).
“Assessments” has the meaning set forth in Section 13.3(b).
“Assigned Licenses and Permits” has the meaning set forth in Section 2.2(o).
“B&D” has the meaning set forth in Section 2.2(l).
“B&D Interests” has the meaning set forth in Section 2.2(l).
“B&D LLCA” has the meaning set forth in Section 5.20(e).
“Beckham Ranch” means the geographic area situated in Lea County, New Mexico generally described and depicted on the map attached as Exhibit D-2 hereto.
“Bill of Sale” means that certain bill of sale attached as Exhibit B hereto.
“BLM Leases” means those certain grazing leases issued by the United State Bureau of Land Management having lease numbers: NM76041; NM76033; and NM76035.
“Break Fee” means ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) as liquidated damages for costs and expenses incurred by Buyers for diligence, valuation and document preparation related to this Agreement. The Parties agree that the damages that would be suffered by Buyers as a result of Seller’s failure to Close the transactions contemplate by this Agreement should the EOG ROFR be exercised would be difficult to estimate that that the Break Fee represents a reasonable estimation of such damages and does not constitute a penalty.
“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.
“Businesses” has the meaning set forth in Section 7.10.
“Buyer” and “Buyers” have the respective meanings set forth in the preamble.
“Buyers’ Expense” means the following Expenses payable by Buyers: appraisal fees; loan application fees; origination charges; credit reports; preparation of loan documents; interest on the notes from date of disbursement to one month prior to dates of first monthly payments; recording fees; copies of easements and restrictions; loan title policy with endorsements required by lender; loan-related inspection fees; photos; amortization schedules; one-half of escrow fee; all prepaid items, including required premiums for flood and hazard insurance, reserve deposits for insurance, ad valorem taxes and special governmental assessments; final compliance inspection; courier fee; repair inspection; underwriting fee; wire transfer fee; expenses incident to any loan; Private Mortgage Insurance Premium (“PMI”), VA Loan Funding Fee, or FHA Mortgage Insurance Premium (“MIP”) as required by the lender; and other expenses payable by Buyers under this Agreement.
“Buyers’ Representative” has the meaning set forth in Section 13.16.
“Buyers’ Title Objections” has the meaning set forth in Section 4.4(a).
“Certificate of Registration” has the meaning set forth in Section 4.7.
“Claim” or “Claims” means any third party claim, demand, suit, enforcement action and any sums paid in settlement for the foregoing, as well as losses, damages, penalties, fines or other liabilities, including, without limitation, costs and reasonable attorneys’ fees.
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Conveyance” means the conveyances described in Section 7.3(c) through 7.3(h).
“Conveyance Documents” means each of the assignments, deeds and/or bills of sale executed pursuant to this Agreement and reasonably necessary to effectuate the Conveyance, including the Governmental Assignments, General Warranty Deed, Bill of Sale, Water Rights Deed and any documents necessary to transfer any BLM Leases or State of New Mexico Leases.
“Deposit” has the meaning set forth in Section 3.3.
“Dinwiddie Jal Ranch” means the geographic area situated in Lea County, New Mexico consisting of 22,154 fee acres, more or less, and the BLM Leases and State of New Mexico Leases, as further described and depicted on the map attached as Exhibit D hereto.
“Disposal Rights” has the meaning set forth in Section 7.3(g).
“Dispute Notice” has the meaning set forth in Section 9.4(b).
“Earned” has the meaning set forth in Section 2.4(b).
“Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the other Assets.
“Effective Time” has the meaning set forth in Section 2.4(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Employee Liabilities” means, collectively, any liabilities of Seller (i) to employees of Seller arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by Seller prior to the Closing, (ii) arising out of claims by employees of Seller with respect to events that occur prior to the Closing and that relate to their employment with, or the termination of their employment from, Seller, (iii) with respect to employees of Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, Seller, or (iv) arising under ERISA for which Buyers may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.
“Environmental Department” means the New Mexico Environment Department.
“Environmental Laws” means all Laws in any way to environmental protection, including, without limitation (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful. “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.
“Environmental Liabilities” means any and all costs, damages, settlements, expenses, penalties, fines, Taxes, prejudgment and post judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Body or other third Person (other than Buyers and any Affiliate of each Buyer) for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.
“Equipment” has the meaning set forth in Section 2.2(f).
“EOG” means EOG Resources, Inc., a Delaware corporation.
“EOG ROFR” means the right of first refusal granted to EOG pursuant to Section 23.1 of that that certain Purchase and Sale Agreement entered into as of October 16, 2014 by and between Dinwiddie Cattle Company, LLC, a New Mexico limited liability company and EOG Resources, Inc., a Delaware corporation.
“Exception Documents” has the meaning set forth in Section 4.2.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Records” means (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.5, (ii) computer or communications software that is not used in connection with monitoring and running the Facilities, (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), and (iv) records relating to the negotiation and consummation of the sale of the Assets.
“Facilities” means those certain wells, tanks, booster stations, generators and pumping facilities located in Lea County, New Mexico described more fully on Schedule 2.2(f), provided that the Facilities shall not include the Poseidon SWD Facility.
“Farm and Ranch Accessories” means all portable buildings, hunting blinds, game feeders, livestock feeders and troughs, feed tanks, agricultural tractors, implements and related equipment.
“Fee Land” means the land owned in fee by Seller as described in Schedule 2.2(a)-Part 1.
“Final Settlement Statement” has the meaning set forth in Section 9.4(b).
“Freshwater Storage Pits” means all of the pits located on the Land for storage of groundwater.
“Fundamental Representations” means, (i) with respect to Seller, the representations and warranties of Seller set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5 and Section 5.14, and (ii) with respect to Buyers, the representations and warranties of each Buyer set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.7.
“GAAP” means United States generally accepted accounting principles consistently applied.
“General Warranty Deed” means that deed attached as Exhibit A hereto.
“Governmental Assignments” has the meaning set forth in Section 7.3(a).
“Governmental Authorizations” has the meaning set forth in Section 5.10.
“Governmental Body” means any federal, state, local, municipal or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Hazardous Materials” means any pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes listed or regulated under any Environmental Law.
“Homestead” means N/2 of Section 15, T25S, R36E of the Dinwiddie Jal Ranch on which the permanent residence of the Dinwiddie family is located, including such permanent residence and the buildings and improvements used in connection therewith.
“Improvements” means all structures, building and other improvements situated upon the Land and any fixtures and systems owned by Seller and located on the Land, including windmills, tanks, barns, pens, fences, gates, sheds, outbuildings and corrals.
“Intrepid” has the meaning set forth in the preamble.
“Inventory” means any and all sand, gravel, caliche or other Assets Minerals, water, materials or other items extracted from, stored on or kept in relation to the Assets.
“Knowledge” means the knowledge of each officer, manager or director of Seller after due inquiry and upon available information and belief.
“Land” has the meaning set forth in Section 2.2(a).
“Laws” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Body.
“Leases” has the meaning set forth in Section 4.6.
“Lien” means any lien, mortgage, security interest, pledge, charge, or deed of trust or other similar encumbrance.
“Like-Kind Exchange” has the meaning set forth in Section 13.15.
“Liquid Waste Systems” means the on-site liquid waste systems on the Land and Improvements.
“Material Casualty” has the meaning set forth in Section 8.3.
“Material Contract” has the meaning set forth in Section 5.9(a).
“Material Taking” shall have the meaning set forth in Section 8.4.
“McCloy Ranch” means the geographic area situated in Lea County, New Mexico generally described and depicted on the map attached as Exhibit D-3 hereto.
“MIP” has the meaning set forth in the definition of “Buyers’ Expenses”.
“NMAC” shall have the meaning set forth in Section 4.2.
“Oil and Gas Rights” means all right, title and interest, in and to oil, gas and other hydrocarbons, whether in liquid or gaseous form, and other minerals in, on, or under and that may be produced from the Land, and not previously reserved, including any interest therein of any kind or character, and any rights appurtenant thereto of any kind or character, including, but not limited to, all executive and leasing rights therein, EXCEPTING the Asset Minerals and appurtenant rights thereto which are conveyed by the General Warranty Deed to Buyers.
“Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement.
“Permitted Exceptions” means:  (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters reflecting the existence or terms of existing Leases or entered into after the date hereof in accordance with the terms of this Agreement, including non-disturbance agreements, notices (or short forms) of Leases and financing statements pertaining to Tenant property; (c) all matters, whether or not of record, that arise out of the actions of Buyers or their agents, representatives or contractors; (d) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (e) all matters that the Title Company is willing to insure over without additional premium or indemnity from Buyers and that, in the exercise of Buyers’ reasonable business judgment, do not have a material adverse impact on the ownership, operation or value of the applicable Asset; and (f) the SWD Royalty with the understanding that the Buyers are aware that the Fee Land has numerous easements and rights of ways that encumber the Fee Land and those are considered Permitted Exceptions to the extent said easements and rights of ways do not in a material manner adversely affect the value of or Buyers intended use of the Fee Land.
“Person” means any Governmental Body or any individual, firm, partnership, corporation, association, joint venture, trust, unincorporated organization or other entity or organization.
“Pipelines” has the meaning set forth in Section 2.2(g).
“Poseidon SWD Facility” means that certain salt water disposal well known as the Chaparral Energy – West Jal B Deep #1 Well (API No. 30-025-25046) and related equipment and personal property to the extent necessary to operate such salt water disposal well.
“Poseidon SWD Lease” means that certain Saltwater Disposal Lease and Easement Agreement dated February 1, 2014, by and between Dinwiddie Cattle Company, LLC and BC&D Operating, Inc., covering certain lands comprising Township 25 South, Range 36 East, Section 17: NE/4 located in Lea County, New Mexico.
“Poseidon SWD Royalty” means the 22.5% royalty owned by Seller on all produced water disposed of and the sale of skim oil separated from produced water disposed of at the Poseidon SWD Facility pursuant to the Poseidon SWD Lease.
“PMI” has the meaning set forth in the definition of “Buyers’ Expenses”
“Preference Right” means any right or agreement that enables or may enable any to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Property Costs” has the meaning set forth in Section 2.4(b).
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.2(h).
“Remediation” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any Adverse Environmental Conditions, or a release of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.
“Required Certificate and Permit” has the meaning set forth in Section 4.7.
“Residential Improvements” means that certain residential home, two barns and adjacent corrals which are located on the Homestead.
“Retained Material Contract” has the meaning set forth in Section 7.5(c).
“Scheduled Closing Date” has the meaning set forth in Section 9.1(a).
“Seller” shall be as defined in the preamble of this Agreement.
“Seller Taxes” means any liability of Seller, or otherwise imposed on the Assets or against B&D in respect of any Tax, including without limitation any liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any ad valorem, property, or similar taxes to the extent specifically allocated to Buyers pursuant to Section 7.6.
“Seller’s Title Election Period” has the meaning set forth in Section 4.4(a).
“Sherbrooke” has the meaning set forth in the preamble.
“State Engineer” has the meaning set forth in Section 7.3(d).
“State of New Mexico Leases” means those certain grazing leases issued by the New Mexico State Land Office bearing lease numbers: GT2459; GM2911; and GT0226
“Study Period” means the period commencing on the Execution Date and terminating fifteen (15) days thereafter.
“Surface Use Agreements” means all surface use agreements between Seller and third parties pertaining to the Assets, including (i) those set forth on Schedule 2.2(d), (ii) those containing dedicated acreage commitments for water and/or caliche sales, and (iii) the existing agreements with Concho and Ameredev and all pending agreements of a similar nature.
“SWD Royalty” means a 10% royalty, proportionally reduced as to Buyers’ interests, on Buyers’ undivided interest share of all saltwater disposal revenue received by Buyers from, in the event Buyers (a) enter into any Adjacent Disposal Venture, any salt water disposal wells developed on the Dinwiddie Jal Ranch, the Beckham Ranch, and/or the McCloy Ranch under and pursuant to the Adjacent Disposal Venture and (b) do not enter into any Adjacent Disposal Venture, any salt water disposal wells developed on the Dinwiddie Jal Ranch, in either case, for a period of 20 years from and after the Closing; provided that the SWD Royalty shall explicitly exclude the Poseidon SWD Royalty.
“SWD Royalty Reservation” means that certain conveyance of the SWD Royalty contained in the General Warranty Deed.
“SWD Wells” means any wells utilized to dispose of produced water recovered as a byproduct of oil and gas exploration and production.
“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Clearance Certificate” has the meaning set forth in Section 7.10.
“Tax Returns” has the meaning set forth in Section 5.7.
“Tenants” means the lessee under that certain CLM Construction Lease Agreement for bunkhouse located at South Camp.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Title Commitment” has the meaning set forth in Section 4.2.
“Title Company” has the meaning set forth in the preamble.
“Title Insurance Rules” has the meaning set forth in Section 4.2.
“Title Objection Date” means the date that is ten (10) days after the later to occur of (a) the Execution Date or (b) the date Buyers have received the Title Commitment and legible copies of all exceptions referenced therein.
“Title Objection Notice” shall have the meaning set forth in Section 4.4(a).
“Title Policy” means the owner policy of title insurance issued by the Title Company in the amount of the Purchase Price, dated at or after Closing, insuring Buyers against loss under the provisions of the Title Policy, subject to promulgated exclusions and applicable exceptions.
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with or other action by Governmental Bodies in connection with the sale or conveyance of Material Contracts, Leases or any interests therein if such consent, notice, filing or action is not required prior to the assignment of such Material Contracts or interests or is customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“TRD” has the meaning set forth in Section 7.10.
“Trust Retained Amount” has the meaning set forth in Section 7.10.
“Unpermitted Post-February 1, 2002 System” has the meaning set forth in Section 4.7.
“Unpermitted Pre-February 1, 2002 System” has the meaning set forth in Section 4.7.
“Water Permits” has the meaning set forth in Section 7.3(d).
“Water Rights” has the meaning set forth in Section 7.3(d).
“Water Rights Deed” means that certain deed attached as Exhibit C hereto.
“Wind and Solar Rights” has the meaning set forth in Section 7.3(f).

Title Company Joinder to Purchase and Sale Agreement